Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 1 and the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of Veritas Farms, Inc. of our report dated April 16, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Veritas Farms, Inc., which appears in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey
December 6, 2019